Exhibit 23.3

Consent of the Independent Auditor

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related prospectus of FleetCor Technologies, Inc. and to the incorporation by reference therein of our report dated January 26, 2012, relating to the carve out financial statements of Allstar Business Solutions Limited, Card Payment Services Division as of and for the year ended 31 December 2010, which appears in the Current Report on Form 8-K/A of FleetCor Technologies, Inc. filed on February 27, 2012.

/s/ Mazars LLP

Birmingham, United Kingdom

March 13, 2012